Exhibit 5.1

July 12, 2010

NewPage Corporation

and the guarantors listed on Schedule I attached hereto

8540 Gander Creek Drive

Miamisburg, Ohio 45342

Ladies and Gentlemen:

We have acted as special counsel to NewPage Corporation, a Delaware corporation (the “Issuer”), and each of the guarantors listed on the attached Schedule I (the “Guarantors”), in connection with the preparation and filing of a Registration Statement on Form S-4 (the “Registration Statement”), relating to $70,000,000 in aggregate principal amount of the Issuer’s 11.375% Senior Secured Notes due 2014 (the “New Notes”) and the guarantees of the New Notes (the “Guarantees”) by the Guarantors. The New Notes are to be offered by the Issuer and the Guarantors, respectively, in exchange for $70,000,000 in aggregate principal amount of the Issuer’s outstanding 11.375% Senior Secured Notes due 2014 and the outstanding guarantees of such notes by the Guarantors.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction of each of the (i) Registration Statement and (ii) the Indenture pertaining to the New Notes dated as of September 30, 2009 (the “Indenture”). We have also examined originals or copies certified or otherwise identified to our satisfaction, of such records of the Issuer and the Guarantors and such other agreements, certificates and documents of public officials, officers and other representatives of the Issuer and the Guarantors and others, as we have deemed necessary as a basis for our opinions set forth below.

We have relied, without independent investigation, as to factual matters on statements and representations of officers and other representatives of the Issuer and the Guarantors.

We have assumed (i) the legal capacity of all natural persons executing the Indenture and such other agreements, certificates or documents, (ii) the genuineness of all signatures thereon, (iii) the authority of all persons signing the Indenture and such other agreements, certificates and documents on behalf of the parties thereto other than officers and other representatives of the Issuer and the Guarantors, (iv) the authenticity of all documents submitted to us as originals, and (v) the conformity to the original of all copies, telecopies, photostatic or conformed copies and the authenticity of the originals of such latter documents.

In rendering the opinions set forth below, we have also assumed that, except to the extent expressly set forth in the opinions below: (i) each of the Indenture and the Guarantees has been duly authorized by the parties thereto; (ii) the Indenture has been duly executed and delivered by each party thereto; (iii) the Issuer and each of the Guarantors has the requisite power and authority (corporate, company, partnership or other) to execute, deliver and perform its obligations under the Indenture; and (iv) the Indenture constitutes a legal, valid and binding agreement of the parties thereto other than the Issuer and the Guarantors, enforceable against such parties in accordance with its terms.

Based on the foregoing and such other investigations as we have deemed necessary and subject to the qualifications included in this letter, we are of the opinion that:

1. Upon the issuance of the New Notes in the manner referred to in the Registration Statement and in accordance with the terms and conditions of and the procedures set forth in the Indenture, the New Notes will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, except to the extent that the enforceability thereof may be limited by: (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (b) general principles of equity, including, without limitation, principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

NewPage Corporation

and the Guarantors listed on Schedule I attached hereto

July 12, 2010

2. Upon the issuance of the New Notes in the manner referred to in the Registration Statement and in accordance with the terms and conditions of and the procedures set forth in the Indenture, the Guarantees will constitute valid and binding obligations of each of the Guarantors, enforceable against such Guarantors in accordance with their terms, except to the extent that the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (ii) general principles of equity, including, without limitation, principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus included therein. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Schulte Roth & Zabel LLP

SCHEDULE I

Chillicothe Paper Inc.

Escanaba Paper Company

Luke Paper Company

NewPage Canadian Sales LLC

NewPage Consolidated Papers Inc.

NewPage Energy Services LLC

NewPage Port Hawkesbury Corp.

NewPage Port Hawkesbury Holding LLC

NewPage Wisconsin System Inc.

Rumford Cogeneration, Inc.

Rumford Paper Company

Upland Resources, Inc.

Wickliffe Paper Company LLC